UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2005

ICT GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	0-20807	23-2458937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Brandywine Boulevard Newtown, Pennsylvania	18940
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (267) 685-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement.

On July 5, 2005, ICT Group, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Lloyd M. Wirshba. Pursuant to the Employment Agreement, Mr. Wirshba will serve as the Company’s Executive Vice President, commencing on July 5, 2005 for an initial term of one year; thereafter, Mr. Wirshba’s employment will be automatically renewed for additional one-year terms unless the agreement is terminated as provided therein.

Under the terms of the Employment Agreement, the Company will pay Mr. Wirshba a gross annual base salary of $330,000. The Company may also pay Mr. Wirshba bonuses or other additional compensation to be determined at the Company’s sole discretion. Mr. Wirshba will also be eligible to participate in the Company’s insurance and other benefit plans and programs subject to their terms, conditions and restrictions.

Pursuant to the Employment Agreement, upon termination of the agreement by the Company without cause (as defined in the Employment Agreement) or by Mr. Wirshba for “Good Reason,” Mr. Wirshba is entitled to receive a monthly severance payment equal to his then-current monthly salary for a severance period of (i) 12 months, if he has less than 10 years of uninterrupted service with the Company at the time of such termination, or (ii) 18 months, if he has 10 years or more of uninterrupted service with the Company at the time of such termination. “Good Reason” is defined as (i) a substantial (20% or more) reduction in Mr. Wirshba’s salary or benefits unless such a reduction is a part of a general salary or benefit reduction applicable to all senior executives of the Company, or (ii) a substantial change in Mr. Wirshba’s duties and responsibilities resulting in a reduction of his stature, importance and dignity with the Company. Subject to the foregoing and certain other conditions, including notice, the Employment Agreement may be terminated by the Company or Mr. Wirshba at any time with or without cause.

Under the Employment Agreement, Mr. Wirshba has also agreed to certain non- tampering, confidentiality and non-solicitation covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICT GROUP, INC.

By:	/s/ John J. Brennan
John J. Brennan
President and Chief Executive Officer

Dated: July 8, 2005